Exhibit 8.1

	ONE SHELL PLAZA	ABU DHABI
	910 LOUISIANA	AUSTIN
	HOUSTON, TEXAS	BEIJING
	77002-4995	DALLAS
DUBAI
	TEL +1	HONG KONG
	713.229.1234	HOUSTON
	FAX +1	LONDON
	713.229.1522	MOSCOW
	www.bakerbotts.com	NEW YORK
February 28, 2011		PALO ALTO
RIYADH
WASHINGTON
Linn Energy, LLC
600 Travis, Suite 5100
Houston, Texas 77002
Ladies and Gentlemen:
          We are acting as counsel to Linn Energy, LLC, a Delaware limited liability company (the “Company”), in connection with the issuance by the Company of an aggregate of 18,400,000 units representing limited liability company interests in the Company, including 2,400,000 units that may be issued upon exercise of the option granted to the underwriters, pursuant to that certain Underwriting Agreement dated February 28, 2011 by and among the Company, on the one hand, and Citigroup Global Markets Inc., Barclays Capital Inc., RBC Capital Markets, LLC, UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Raymond James & Associates, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, on the other hand.
          We have also participated in the preparation of the prospectus supplement dated February 28, 2011 (the “Prospectus Supplement”), which together with the accompanying prospectus dated October 6, 2009 (the “Prospectus”) has been, or will be, filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material Tax Consequences” in the Prospectus Supplement.
          We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date of the Prospectus Supplement, subject to the assumptions, qualifications, and limitations set forth therein.
          In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Prospectus Supplement, (ii) certain other filings made by the Company with the Securities and Exchange Commission (the “Commission”), (iii) a representation letter provided to us by the Company in support of this opinion and (iv) other information provided to us by the representatives of the Company.

Linn Energy, LLC	February 28, 2011
          We did not participate in the preparation of the registration statement on Form S-3 (Registration Statement No. 333-162357), as filed by the Company with the Commission under the Securities Act, or the Prospectus. We express no view as to the discussion set forth under the caption “Material Tax Consequences” in the Prospectus, which is entirely superseded by the Discussion.
          At your request, this opinion is being furnished to you for filing as an exhibit to the Company’s Current Report on Form 8-K to be filed on or after the date hereof (the “Form 8-K”). We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of our name in the Discussion and under the heading “Legal Matters” in the Prospectus Supplement. This consent does not constitute an admission that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.

2